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                          June 17, 2020

       Nicole Fernandez-McGovern
       Chief Financial Officer
       AgEagle Aerial Systems Inc.
       117 S. 4th Street
       Neodesha, Kansas 66567

                                                        Re: AgEagle Aerial
Systems Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed June 12, 2020
                                                            File No. 333-239157

       Dear Ms. Fernandez-McGovern :

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sherry
Haywood, Staff Attorney at (202) 551-3345 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing